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                                                                   EXHIBIT 10.16


STOCK OWNERSHIP AGREEMENT                               UNITED STATES OF AMERICA

BY AND BETWEEN                                          STATE OF LOUISIANA

ENERGY PARTNERS, LTD.                                   PARISH OF ORLEANS

AND



         THIS STOCK OWNERSHIP AGREEMENT (the "Agreement"), entered into in New
Orleans, Louisiana on this 5th day of June, 1998, by and between      , an
individual of the full age of majority domiciled in the Parish (County) of     ,
State of (hereinafter called "Director") and Energy Partners, Ltd., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company"), represented herein by its duly authorized President, Richard A. Bachmann.

1.       Shareholder's Agreement.

         1.1. Purchase of Shares. Subject to the terms and conditions of this Agreement, Director shall purchase from Company ten (10) shares of no par value common stock of the Company (hereinafter, the "Shares") at the price of one dollar ($1.00) per share upon execution of this Agreement, receipt and sufficiency of which is hereby acknowledged.

         1.2. Stockholders' Agreement. On May 7, 1998 the Company entered into an agreement entitled "Stockholders' Agreement by and among Energy Partners, Ltd. and Energy Income Fund, L.P. and the Individual Shareholders," a copy of which is attached hereto and made part hereof (hereinafter "Stockholders' Agreement"). The Stockholders' Agreement recites that Energy Income Fund, L.P. will acquire 5,000 shares of the Company's common stock and that the individual shareholders have acquired 5,000 shares of the Company's common stock The Company has subsequently issued, in addition to the 5,000 shares issued to the individual shareholders referred to therein, an additional 40 shares, 10 to the Director and 10 each to three other directors elected to the Company's Board of Directors on June 5, 1998. The parties hereto hereby adopt all the terms and provisions of the Shareholders' Agreement, with the exception that the individual shareholders hold 5,040 shares of common stock rather than 5,000 shares of common stock as originally stated in the Stockholders' Agreement, and agree that the Shares shall be subject to the Stockholders' Agreement in the same manner as the 5,000 shares owned by the individual stockholders referred to in the original Stockholders' Agreement.


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         1.3.     Transfer of Shares. No Shares may be sold, assigned, pledged, transferred or otherwise alienated (each, "Transferred") except in accordance with and pursuant to the terms and conditions of this Agreement and the Stockholders' Agreement. Additionally, as a condition precedent to any Transfer, the transferee must validly executed the Stockholders' Agreement. Unless otherwise prohibited in the Stockholders' Agreement, the Shares may be pledged with the Company's consent, provided that any lender's recourse for liquidation on debt repayment shall be limited to selling the pledged Shares under the same terms and conditions as though it was a Director. The lender shall agree to the foregoing provisions as terms of the pledge.

         1.4. Restrictions on Transfer. Any Transfer or attempted Transfer by Director in violation of this Agreement shall be null and void and of no force or effect whatever. Any purported transferee shall not be deemed to be a shareholder of the Company and shall not be entitled to receive a new certificate or any distributions on or with respect to the Shares. Director hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company's purposes and the relationship of the Director with the Company. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Director hereby further agrees to hold the Company and each other shareholder (each shareholder's successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified persons as a result of a Transfer or attempted Transfer in violation of this Agreement.

         1.5. Subsequently Issued Shares. All Shares hereinafter issued to Director or to Director's beneficiaries, heirs, successors in interest, representatives or assigns with respect to any Shares subject to this Agreement, whether by stock split, stock dividend or otherwise, shall bear the same endorsement and be subject to all the terms and conditions hereof.

         1.6. Legend. In addition to other legends required under the Stockholders' Agreement and applicable securities laws, the Shares which are subject to this Agreement shall contain the following legend:

                           "The shares represented by this certificate are subject to repurchase by Energy Partners, Ltd. and such shares may not be sold or otherwise transferred except pursuant to the Stock Ownership Agreement, dated June 5, 1998, by and between the shareholder to whom this certificate was issued, the shareholder's spouse and


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                           Energy Partners, Ltd., a copy of which is on file in
                           the office of the Corporate Secretary of the Company."

         1.7. Shareholder Rights Upon Termination of Director's Duties. If Director ceases to be a member of the Board of Directors of the Company for any reason, all of Director's rights to the Shares may be acquired as set forth in Section 1.11 hereof at a price equal to the fair market value of the Shares as hereafter defined.

         1.8. Shareholder Rights Upon Judgment of Separation or Divorce. In the event of a judgment of separation or divorce involving Director in which a portion of Director's Shares are transferred to Director's spouse/ex-spouse, Director shall have sixty (60) days from the date of such transfer to purchase said Shares from the spouse/ex-spouse. If Director does not purchase said Shares within the sixty (60) day time period, then within four (4) months of said transfer, all of Director's rights to the Shares transferred to Director's spouse/ex-spouse may be acquired as set forth in Section 1.11 hereof. If the Shares are owned as community property or in joint ownership, Director's spouse shall execute this Agreement in acknowledgment and agreement to such sale of Shares. The spouse, by executing this Agreement, shall also acknowledge and agree that following such sale of their Shares, the spouse will have no further interest whatsoever in this Agreement or any claims under it.

         1.9. Purchase Price. (a) If the Director's Shares are acquired as set forth in Section 1.11, or if the Director purchases the spouse/ex-spouse's Shares, the purchase price shall be based upon the "fair market value" of the Shares as of the end of the fiscal year of the Company immediately preceding the date of the event giving rise to the right to purchase and payment shall be made in cash. "Fair market value" shall be determined by both the purchaser and seller by obtaining two (2) separate appraisals of the Shares by each party, and reaching an agreement on the fair market value based upon the two (2) appraisals. However, if no agreement can be reached within five (5) business days of the date of the latest appraisal, the two appraisers will obtain a third appraisal, with costs split evenly between the purchaser and the seller, and the fair market value will be the average of the three (3) appraisals.

                  (b) If the Director does not purchase the Shares from the spouse/ex-spouse, then the Shares may be acquired as set forth in Section 1.11 hereof for the fair market value established based upon the average of an appraisal obtained by Company and an appraisal obtained by Director determined as of the end of the fiscal year of the Company immediately preceding the date of the event giving


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                  rise to the right to purchase, within four (4) months of the transfer to the spouse/ex-spouse.

         1.10. Interests of Director Spouse Upon Death. By executing this Agreement, the spouse of Director agrees to execute within sixty (60) days hereof, a valid last will and testament containing a legacy to Director consisting of all interests in the Shares that the spouse owns jointly or through a community property regime. The last will and testament shall also contain a provision that should such disposition impinge upon the legitime of the spouse's forced heirs, that Director shall have the right within six (6) months of the spouse's death to purchase such Shares at a price based upon an independent appraisal determined as of the December thirty-first (31st) immediately prior to the date of the spouse's death Should Director fail to purchase such Shares, the Shares may be acquired as set forth in Section 1.11 hereof at the fair market value as determined using the procedure set forth in Subparagraph 1.9(b) above, within four (4) months of the spouse's death.

         1.11. Option to Purchase. As more fully described in Sections 3 and 4 of the Stockholders' Agreement, any right or option to purchase any shares pursuant to this Agreement shall first be exercisable by Richard A. Bachmann, or his designee, who shall first have the option to purchase all of the Shares under the applicable terms and conditions. Company shall have the option to purchase or redeem the Shares if not purchased by Richard
                  A. Bachmann under the same applicable terms and conditions, and so long as the Stockholders' Agreement is in effect, Energy Income Fund, L.P., or its designee, shall have the option to purchase all of the Shares not purchased by Richard
                  A. Bachmann or Company under the same applicable terms and conditions.

         1.12. Mandatory Sale of Shares. Notwithstanding anything to the contrary set forth herein and as more fully described in
                  Section 5 of the Stockholders' Agreement, if a bona fide offer to purchase eighty-five percent (85%) of the Shares of the Company is received by the Company from an independent third party at a price per Share which is supported by appraisals, and if the holders of eighty-five percent (85%) of the Shares then outstanding have agreed to tender their Shares pursuant to such offer, Director agrees to sell all Shares that Director holds on the terms and conditions set forth in such offer.

         1.13. Restriction on Sale of Shares. If the shares of the Company's common stock which are the same class of shares as Director's Shares are sold to the public through a recognized stock exchange, underwritten in an initial public offering, or otherwise, Director agrees that, for a period of five (5) years from the date of such sale to the public, Director shall not sell such number of Shares in excess


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                  of the lesser of: (A) the number of Shares permitted to be sold by Director pursuant to any underwriting and/or subscription agreement or (B) fifty percent (50%) of the Shares held by Director. If Director desires to sell more Shares than set forth above, Director may, at the option of the Company, sell such Shares to the Company at the lesser of book value as of the preceding December 31, or the then market value of the stock as traded on a recognized stock exchange.

2.       Miscellaneous.

         2.1. Entire Agreement. In any circumstance where there is a conflict between the provisions of the Stockholders' Agreement and this Agreement, except as provided in Section 2.7 below, the provisions of the Stockholders' Agreement shall prevail, but only so long as the Stockholders' Agreement is in force and effect. Capitalized terms not defined herein shall have the meaning set forth in the Stockholders' Agreement. Without limiting the generality of the foregoing, this Agreement embodies the entire agreement between the parties hereto regarding to the subject matter hereof, and shall supersede any and all prior agreements whether written or oral relating to employment and/or Shares of the Company owned by Director, and shall be binding upon Director and Director's heirs, legatees, legal representatives, successors, donees, transferees and assigns, and Director does hereby authorize and obligate Director's executors, heirs and legatees to comply with the terms of this Agreement. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature regarding the subject matter hereof which is not set forth herein. No changes, amendments or modifications of any of the terms or conditions of this document shall be valid unless reduced to writing and signed by all parties hereto, Company being represented by its President or his designee.

         2.2. Severability. If any provision of this Agreement shall be declared unlawful or incapable of execution or in conflict with the Stockholders' Agreement, such facts shall in no way affect the validity of any other portion hereof which can be given reasonable effect without the provision declared invalid or incapable of execution; nor shall such fact operate to nullify or rescind this Agreement, but shall only serve to render ineffective the provisions declared invalid of the remainder, or the intent of the Agreement as a whole.

         2.3. Applicable Law. This document shall be construed for all purposes as a Louisiana document and shall be interpreted and enforced in accordance with the laws of the State of Louisiana.


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         2.4.     Number and Gender. As used herein, the singular shall include the plural and vice versa and words used in one gender shall include all others as appropriate.

         2.5. Additional Documents. The parties hereto agree to execute what ever documents or instruments and to perform whatever acts may be reasonably required to fulfill the requirements and/or intents hereof.

         2.6. Legal Assistance. The parties hereto have each consulted with legal counsel or have had the opportunity to consult with legal counsel regarding the terms and conditions of this Agreement.

         2.7. Termination. The Terms and Conditions of this Agreement shall terminate at the earlier of (i) one year following the completion of a Qualified Public Offering, (ii) one year following transfer of more than seventy-five percent (75%) of the authorized, issued and outstanding stock of the Company by sale, merger or otherwise or (iii) by written agreement of all parties to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have set forth their hand and seal on the day, month and year first above written in multiple originals, each of which shall have the same force and effect as if it were the sole original.

WITNESSES:                                 ENERGY PARTNERS, LTD.

                                           By:
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                                                Richard A. Bachmann, President
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                                           Director
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----------------------------------         Acknowledged and agreed to the terms
                                           hereof:

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                                           Spouse